Exhibit 4.1
EXECUTION VERSION
AMENDMENT NO. 1
TO THE
STOCKHOLDER AGREEMENT

THIS AMENDMENT NO. 1 TO THE STOCKHOLDER AGREEMENT (this “Amendment”) dated the 12th day of January, 2010, by Compañia Minera Teck Carmen de Andacollo, a contractual mining company organized under the laws of Chile (f/k/a Compañia Minera Carmen de Andacollo) (“Stockholder”), Royal Gold, Inc., a corporation organized under the laws of the State of Delaware, United States of America (“Company”), and Teck Resources Limited, a company organized under the laws of British Columbia, Canada (f/k/a Teck Cominco Limited) (“Teck”).

Recitals

A.           Stockholder, Company and Teck are parties to that certain Stockholder Agreement dated April 3, 2009 (the “Stockholder Agreement”).

B.           Section 7(h) of the Stockholder Agreement allows the parties to amend the Stockholder Agreement by written instrument.

C.           In connection with the Amended and Restated Master Agreement, dated January 12, 2010, between Company and Stockholder (the “Restated Master Agreement”), the parties hereto desire to amend the Stockholder Agreement to remove the requirement that certificates representing Company Voting Securities Beneficially Owned by Stockholder, each other Restricted Party, Teck and any of their Affiliates bear a restrictive legend as set forth herein.

D.           Stockholder, Company and Teck desire to further amend the Stockholder Agreement to provide that the shares of Common Stock issued to Stockholder pursuant to Section 2(b) of the Restated Master Agreement during the 120-day period beginning on the Closing Date may be sold only on the NASDAQ Global Select Market.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Amendment

1.	Definitions. Capitalized terms used in this Amendment, but not defined in this Amendment, shall have the meanings assigned to them in the Stockholder Agreement.

2.
Amendment to Section 5(e) and Schedule 1 of Stockholder Agreement.  Section 5(e) of the Stockholder Agreement and Schedule 1 of the Stockholder Agreement are hereby deleted in their entirety.  Section 5(e) is replaced in its entirety by the following:

(e)  Limitation on Transfers During 120-Day Period Following Closing Date.  During the period beginning on the Closing Date (as defined in the Restated Master Agreement) and ending 121 days after the Closing Date, none of Stockholder, Teck, any other Restricted Party or their Affiliates will Transfer any of the shares of Common Stock issued to Stockholder pursuant to Section 2(b) of the Restated Master Agreement (other than to a Permitted Transferee pursuant to Section 5(d)) except in open market sales of shares of Common Stock on the NASDAQ Global Select Market.

3.
Force and Effect as One Document. The Stockholder Agreement, as amended hereby, will continue in full force and effect and the provisions of this Amendment and the Stockholder Agreement shall be read and construed together as if they constituted one document, provided that if there is any inconsistency between this Amendment and the Stockholder Agreement, the provision of this Amendment will govern.

4.
No Other Amendments. Except as provided in this Amendment, the Stockholder Agreement is in all other respects ratified and confirmed and shall continue to bind the parties in accordance with the terms of the Stockholder Agreement, as amended by the terms of this Amendment.

5.
Counterparts, Exchange by Facsimile or Electronic Delivery.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one single instrument.  This Amendment may be delivered by facsimile or electronic delivery.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment to be effective as of the date first set forth above.

COMPAÑIA MINERA TECK CARMEN DE ANDACOLLO

By:	/s/Christian Arensten
Print Name:	Christian Arensten
Title:	Director

By:	/s/Guillermo Urrutia
Print Name:	Guillermo Urrutia
Title:	Director

ROYAL GOLD, INC.

By:	/s/Tony A. Jensen
Print Name:	Tony A. Jensen
Title:	President and CEO

TECK RESOURCES LIMITED

By:	/s/Peter Rozee
Print Name:	Peter Rozee
Title:	Senior Vice President, Commercial Affairs

[Signature Page to Amendment No. 1 to Stockholder Agreement]